                                                                     EXHIBIT 2.6

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                            ASSET PURCHASE AGREEMENT


                                  by and among


                               CLARK/BARDES, INC.

                                      and

                          CLARK/BARDES HOLDINGS, INC.

                                      and

                          WIEDEMANN & JOHNSON COMPANY,
                       BRUCE HLAVACEK and JENNIE HLAVACEK




                                November 16,1998


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
                               TABLE OF CONTENTS

ARTICLE 1
PURCHASE AND SALE OF ASSETS ................................................   1
    1.1   Purchased Assets .................................................   1
    1.2   Excluded Assets ..................................................   4
    1.3   Assumption of Liabilities ........................................   4
    1.4   Excluded Liabilities .............................................   4
    1.5   Payment of Commissions and Fees ..................................   4

ARTICLE 2
CONSIDERATION FOR THE PURCHASED ASSETS .....................................   5
    2.1   Purchase Price ...................................................   5
    2.2   Required Cash Amount Adjustment ..................................   5
    2.3   Procedures for Final Determination of Required Cash Amount .......   5
    2.4   Required Cash Amount Definition ..................................   6
    2.5   Holdings Stock ...................................................   6

ARTICLE 3
REPRESENTATIONS AND WARRANTIES SELLER AND SHAREHOLDERS .....................   7
    3.1   Organization and Power ...........................................   7
    3.2   Subsidiaries .....................................................   8
    3.3   Authorization; No Breach .........................................   8
    3.4   Financial Statements .............................................   8
    3.5   Absence of Undisclosed Liabilities ...............................   8
    3.6   No Material Adverse Changes ......................................   9
    3.7   Absence of Certain Developments ..................................   9
    3.8   Title and Condition of Properties ................................  10
    3.9   Tax Matters ......................................................  11
    3.10  Contracts and Commitments ........................................  13
    3.11  Proprietary Rights ...............................................  15
    3.12  Litigation; Proceedings ..........................................  15
    3.13  Brokerage ........................................................  15
    3.14  Governmental Consent, etc ........................................  15
    3.15  Employees ........................................................  15
    3.16  Employee Benefit Plans ...........................................  16
    3.17  Insurance ........................................................  18
    3.18  Affiliated Transactions ..........................................  18
    3.19  Compliance with Laws; Permits; Certain Operations ................  18
    3.20  Environmental Health and Safety ..................................  18
    3.21  Product and Warranty Claims; Warranties ..........................  19
    3.22  Disclosure .......................................................  20
    3.23  Closing Date .....................................................  20
    3.24  Name Change ......................................................  20


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
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASERS ...............................  20

    4.1   Corporate Organization and Power .................................  20
    4.2   Authorization ....................................................  21
    4.3   No Violation .....................................................  21
    4.4   Litigation .......................................................  21
    4.5   Closing Date .....................................................  21
    4.6   Brokerage ........................................................  21
    4.7   Capitalization ...................................................  21
    4.8   Governmental Consent, etc ........................................  22
    4.9   Disclosure .......................................................  22

ARTICLE 5
CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE ..............................  22
    5.1   Conditions to Purchasers' Obligation .............................  22

ARTICLE 6
CONDITIONS TO SELLER'S OBLIGATION TO CLOSE .................................  24
    6.1   Conditions to the Seller's Obligations ...........................  24

ARTICLE 7
CLOSING TRANSACTIONS .......................................................  24

    7.1   The Closing ......................................................  24
    7.2   Action to Be Taken at the Closing ................................  25
    7.3   Closing Documents ................................................  25
    7.4   Nonassignable Contracts ..........................................  27

ARTICLE 8
INDEMNIFICATION ............................................................  27

    8.1   Indemnification by Seller and Shareholders .......................  27
    8.2   Indemnification by Purchasers ....................................  27
    8.3   Method of Asserting Claims .......................................  28
    8.4   Survival; Limitations on Liability ...............................  29

ARTICLE 9
TERMINATION ................................................................  29
    9.1   Termination ......................................................  29
    9.2   Effect of Termination ............................................  30
    9.3   Effect of Closing ................................................  30

ARTICLE 10
ADDITIONAL AGREEMENTS ......................................................  30
    10.1  Survival .........................................................  30
    10.2  Mutual Assistance ................................................  30



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
    10.3  Press Release and Announcements ..................................  30
    10.4  Expenses .........................................................  31
    10.5  Further Transfers ................................................  31
    10.6  Transition Assistance ............................................  31
    10.7  Confidentiality ..................................................  31
    10.8  Non-Compete; Non-Solicitation ....................................  31
    10.9  Remittances ......................................................  32
    10.10 Best Efforts To Consummate Closing Transactions ..................  32
    10.11 Employees and Agents of Seller ...................................  32
    10.12 Certain Understandings ...........................................  33

ARTICLE 11
MISCELLANEOUS ..............................................................  33
    11.1  Amendment and Waiver .............................................  33
    11.2  Notices ..........................................................  33
    11.3  Assignment .......................................................  34
    11.4  Severability .....................................................  34
    11.5  No Third Party Beneficiaries .....................................  35
    11.6  No Strict Construction ...........................................  35
    11.7  Captions .........................................................  35
    11.8  Complete Agreement ...............................................  35
    11.9  Counterparts .....................................................  35
    11.10 Governing Law ....................................................  35
    11.11 Remedies Cumulative ..............................................  35



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
                                    EXHIBITS

Exhibit A  -- Allocation of Purchase Price
Exhibit B  -- Opinion of Seller's Counsel
Exhibit C  -- Form of Non-Compete Agreement
Exhibit D  -- Form of Investment Letter
Exhibit E  -- Opinion of Purchasers' Counsel
Exhibit F  -- Officer's Certificate of Seller
Exhibit G  -- Officer's Certificate of Purchasers


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                              DISCLOSURE SCHEDULES


Schedule 1.1(a)    --     Required Cash Amount Schedule
Schedule 1.1(b)    --     Accounts Receivable Schedule
Schedule 1.1(e)    --     Wiedemann Real Estate Schedule
Schedule 1.1(f)    --     Tangible Property Schedule
Schedule 1.1(g)    --     Assumed Insurance Schedule
Schedule 1.1(i)    --     Intellectual Property Schedule
Schedule 1.1(k)    --     Retained Commissions Schedule
Schedule 1.1(m)    --     Customer List Schedule
Schedule 1.2       --     Excluded Asset Schedule
Schedule 3.1       --     Qualifications Schedule
Schedule 3.3       --     Breach of Agreements Schedule
Schedule 3.7       --     Developments Schedule
Schedule 3.8(b)    --     Leases Schedule
Schedule 3.9       --     Tax Matters Schedule
Schedule 3.10(a)   --     Contracts Schedule
Schedule 3.10(d)   --     Customer Contracts Schedule
Schedule 3.11      --     Proprietary Rights Schedule
Schedule 3.12      --     Litigation Schedule
Schedule 3.14      --     Consents Schedule
Schedule 3.16      --     Employee Benefits Schedule
Schedule 3.17      --     Insurance Schedule
Schedule 3.18      --     Affiliated Transactions Schedule
Schedule 3.19(a)   --     Compliance Schedule
Schedule 3.19(b)   --     Permits Schedule
Schedule 3.21      --     Claims Schedule


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
                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT is entered into as of November 16, 1998 (this "Agreement") to be effective November 1, 1998 (the "Effective Date") by and among CLARK/BARDES, INC., a Delaware corporation ("CBI"), CLARK/BARDES HOLDINGS, INC., a Delaware corporation ("Holdings") (CBI and Holdings shall be individually referred to as "Purchaser" and collectively be referred to as "Purchasers"), WIEDEMANN & JOHNSON COMPANY, a Texas corporation ("Seller"), BRUCE HLAVACEK ("Bruce") and JENNIE HLAVACEK ("Jennie") (Bruce and Jennie are collectively referred to as the "Shareholders").

                                   WITNESSETH

     WHEREAS, the Seller is engaged in the sale of life, disability or long-term care insurance or administrative or consulting services made where a corporation or other business organization is either the owner of the insurance policies or, directly or indirectly, the payor of a majority of the premium or administrative or consulting fees and the purpose or result of the sale is to fund, finance, study or administer an executive or employee benefit plan (the "Business") provided, Business does not include group term life insurance or sales to qualified plans; and

     WHEREAS, on the terms and subject to the conditions of this Agreement, Purchasers desire to acquire from Seller and Seller desires to sell to Purchasers, a substantial portion of the assets, properties and Business of the Seller as a going concern.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 7.1), Purchasers shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to each Purchaser in proportion to the consideration paid by such Purchaser for the Purchased Assets, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, of Seller as of the Effective Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 hereof):

         (a) cash, cash equivalents and marketable securities having the aggregate value equal to the amounts provided for on Schedule 1.1(a) (the "Required Cash Amount");

         (b) all accounts and notes receivable (whether current or noncurrent), a list, description and aging of which as of the date hereof is set forth on
Schedule 1.1 (b);

         (c) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums), deferred charges, advance payments and security deposits as of the Effective Date and the Closing Date;

         (d) all inventories and related supplies located at Seller's facilities, in transit to or from Seller's facilities or which otherwise relate to the Business (the "Inventory");

         (e) all interests in real estate (including, without limitation, land, buildings, improvements and that certain security deposit of Nine Thousand Seven Hundred Ninety-Seven and 29/100 dollars ($9,797.29) pursuant to that certain Lease Agreement dated as of February 13, 1997 between PL Properties Associates, L.P. and Wiedemann & Johnson Company (the "Lease Agreement")), whether owned in fee, leased or otherwise, including but not limited to, the interests listed on
Schedule 1.1(e) (collectively, the "Wiedemann Real Estate") and all licenses, permits, approvals and qualifications relating to the Wiedemann Real Estate;

         (f) all interests in machinery and equipment, fixtures, fittings, furniture, tools, fixtures, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as set forth on Schedule 1.1(f);

         (g) all insurance, insurance reserves and deposits, including, without limitation, such items as set forth on Schedule 1.1(g);

         (h) all office furnishings and related assets;

         (i) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the right to use the name "Wiedemann & Johnson Company" and all variations and permutations thereof), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how and trade secrets; all registration applications for any of the foregoing; all interests in and to telephone numbers and all listings pertaining to Seller in all telephone books and other directories; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.1(i);

         (j) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date related to the Business;

         (k) all rights existing under contracts, leases, licenses, permits, supply and distribution arrangements, sales and purchase agreements and orders, employee benefit plans, trusts and other arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates,


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

approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and Customer Contracts Schedule (as defined in Section 3.10 hereto) except for a twenty-five percent (25%) interest in the second and subsequent year commissions, asset management, client, service, and any other fees and revenues paid or generated under those certain contracts listed on Schedule 1.1(k) hereto, which interest will be retained by Seller (the "Retained Commissions");

         (1) the right to receive all mail and other communications addressed to Wiedemann & Johnson (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that CBI agrees to forward any such mail and communications and accounts receivable payments that are to Seller not related to the Business or related to the Excluded Assets or of a personal nature to any officer or employee of Seller to which it pertains promptly after receipt;

         (m) all lists, records and files pertaining to present customers referenced in Schedule 1 1(m) and all past customers;

         (n) all lists, records, books, ledgers, files, documents, correspondence, business analysis, illustrations, proposals and records of every kind and nature pertaining to suppliers, distributors, personnel, customers and agents related to the Business;

         (o) all business and marketing plans and proposals and pricing and cost information;

         (p) all computer software and systems, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

         (q) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

         (r) all goodwill associated with the Wiedemann & Johnson name and all other intangible property except such goodwill or other intangible property as described on Schedule 1.2 hereto; and

         (s) all other property not referred to above which is either represented on Seller's balance sheet dated November 1, 1998 or acquired by Seller thereafter (except for Excluded Assets or such property which has been sold or otherwise disposed of in the ordinary course of business) related to the Business.

For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchasers or shall be obligated to convey to Purchasers under this Agreement.

     1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

         (a) cash and marketable securities other than the Required Cash Amount;

         (b) those certain assets listed on Schedule 1.2 hereto,

         (c) all tax returns and related workpapers and correspondence;

         (d) all financial and accounting records and related workpapers and correspondence; and

         (e) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the State of Texas and other states in which the Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof.

     1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchasers shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

         (a) Seller's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) for any activity following the Closing Date;

         (b) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services entered into in the ordinary course of business and under which the supplies, equipment or services subject thereto have not been received by the Seller prior to the Closing Date (the "Vender Orders"); and

         (c) accrued payroll vacation and other benefits of employees of the Seller generated in the ordinary course of business to the extent reflected on the Required Cash Amount Schedule (Schedule 1.1(a)).

     1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchasers shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Seller (the "Excluded Liabilities").

     1.5 Payment of Commissions and Fees. Purchasers and Seller agree that the parties shall direct each applicable insurance company to pay directly to the Seller the Retained Commissions and pay all other fees and commissions related to the Purchased Assets directly to CBI (the "CBI Commissions"). If for any reason CBI receives the Retained Commissions, CBI shall pay the Seller its share of the commissions within seven (7) days after CBI's receipt of the commissions from the


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respective insurer. If for any reason Seller receives the CBI Commissions,
Seller shall pay CBI its share of the commissions within seven (7) days after Seller's receipt of the commissions from the respective insurer.

                                   ARTICLE 2

                     CONSIDERATION FOR THE PURCHASED ASSETS

     2.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be an amount equal to Six Million and no/100 Dollars ($6,000,000) (the "Purchase Price") which shall be payable to Seller or its designees on the Closing Date, subject to terms hereof, as follows:

         (a) payable by CBI, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to Four Million and no/100 Dollars ($4,000,000), as adjusted pursuant to Section 2.2 hereof; and

         (b) payable by Holdings, One Hundred Forty-Two Thousand Eight Hundred Fifty-Seven (142,857) shares of Holdings' common stock (the "Common Stock Consideration") valued in the aggregate at Two Million and no/100 Dollars ($2,000,000), based upon the most current closing price of Holdings' common stock as quoted on the NASDAQ national market (the "Holdings Stock"). At the direction of the Seller, the Holdings Stock shall be issued one-half each in the names of Bruce Hlavacek and Jennie Hlavacek. Bruce and Jennie hereby agree to hold the stock for one (1) year from the date hereof and thereafter comply with
Section 2.5 hereof. The parties hereto agree that the Common Stock Consideration shall be delivered pursuant hereto on or before November 25, 1998.

     The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit A attached hereto. The parties agree that the allocation set forth in Exhibit A shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.

     2.2 Required Cash Amount Adjustment. Within three (3) days prior to the Closing, Seller shall notify Purchaser in writing of its good faith estimate of the Required Cash Amount (as defined in Section 1.1 herein) as of the Effective Date based on a schedule prepared by Seller as of the Effective Date (the "Estimated Required Cash Amount"). Within three (3) business days after the final determination of the Required Cash Amount pursuant to Section 2.3 below, Seller shall pay Purchasers an amount equal to the excess of the Required Cash Amount over the Estimated Required Cash Amount by wire transfer of immediately available funds.

     2.3 Procedures for Final Determination of Required Cash Amount. Within thirty (30) days after the Closing Date, CBI shall prepare and deliver to Seller at CBI's expense a statement setting forth CBI's determination of the Required Cash Amount. Within thirty (30) days after

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

receipt thereof, Seller shall deliver to CBI a detailed written statement describing its objections, if any, to such balance sheet and determination of the Required Cash Amount. If Seller does not raise any objections within the thirty (30) day period, CBI's determination of the Required Cash Amount shall become final and binding upon all parties. Upon request by Seller at any time after receipt of the aforementioned statement, CBI shall make available to Seller and its accountants and other representatives the work papers used in determining CBI's calculation of the Required Cash Amount and such other documents as Seller may reasonably request in connection with their review of the Required Cash Amount. If Seller does raise any objections, CBI and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller shall have submitted their objections to CBI, any remaining disputes shall be resolved by an accounting firm mutually agreeable to CBI and Seller. If CBI and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty (30) day period, a "big-five" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of CBI and Seller. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by CBI and one-half by Seller. The statement setting forth the final determination of the Required Cash Amount shall be dated effective November 1, 1998.

     2.4 Required Cash Amount Definition. For purposes hereof, "Required Cash Amount" shall be determined as of the opening of business on the Effective Date and shall be cash in an amount equal to the Seller's accrued liabilities including, but not limited to, accrued payroll, accrued vacation, other benefits of employees and other accrued expenses, as detailed on Schedule 1.1 (a) at such time in excess of the sum of the accounts receivable and other tangible assets included in the Purchased Assets, excluding any equipment or other furniture and fixtures, as detailed on Schedule 1.1(a).

     2.5 Holdings Stock. Holdings shall issue the Holdings Stock to Bruce and Jennie subject to the conditions and restrictions set forth in this Section 2.5.

         (a) During the period (the "Restriction Period") beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date, Bruce and Jennie shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, a "transfer") any shares of Holdings Stock received by such parties hereunder. Following the Restriction Period, Bruce and Jennie may transfer their shares of Holdings Stock so long as such transfer is in accordance with the Securities Act of 1933, as amended. The certificates evidencing the Holdings Stock delivered to Bruce and Jennie, pursuant to this Agreement shall bear a legend substantially in the form set forth below:

             THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGED, TRANSFERRED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER

             THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION, OTHER THAN IN ACCORDANCE WITH
             SECTION 2.5 OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF NOVEMBER __, 1998, BY AND AMONG ISSUER, CLARK/BARDES, INC., WIEDEMANN & JOHNSON COMPANY, BRUCE HLAVACEK AND JENNIE HLAVACEK.

         (b) Neither Bruce nor Jennie shall transfer any shares of the Holdings Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws"), or a breach of the conditions to any exemption from registration of the Holdings Stock under any such Securities Laws, or a breach of any undertaking or agreement of either Bruce or Jennie entered into with Holdings pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

         (c) For purposes of this Agreement (and the restrictions set forth in this Section 2.5), the term "Holdings Stock" shall mean and include (i) the shares of Holdings issued, granted, conveyed and delivered to Bruce and Jennie pursuant to Section 2.1 hereof, and (ii) any and all other additional shares of capital stock of Holdings issued or delivered by Holdings with respect to the shares of Holdings Stock described in clause (i) hereof, including without limitation any shares of capital stock of Holdings issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDERS

     As an inducement to Purchasers to enter into this Agreement, Seller and the Shareholders hereby, jointly and severally, represent and warrant to Purchasers as of the Effective Date and as of the Closing Date that:

     3.1 Organization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Texas. Seller is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect", as it relates to Seller, means any material adverse effect on (a) the financial condition, credit, business, prospects, properties or operations of the Seller, or (b) the ability of the Seller to perform its obligations under this Agreement. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the Business. The copies of the certificate of incorporation and by-laws of Seller which have been previously furnished to Purchasers reflect all


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

amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

     3.2 Subsidiaries. Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business which is not listed as an Excluded Asset.

     3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and the Shareholders and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and the Shareholders shall each constitute, a valid and binding obligation of Seller, enforceable in accordance with their terms. Except as disclosed on Schedule 3.3, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Seller's certificate of incorporation, by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or the Shareholders are bound or affected.

     3.4 Financial Statements. Seller has furnished CBI with copies of its (a) audited balance sheet as of December 31, 1997 (the "Latest Balance Sheet") and the related audited financial statements for the twelve-month period then ended,
(b) audited balance sheets as of December 3 1, 1996, December 31, 1995 and December 31, 1994 and the related audited financial statements for the fiscal years then ended, (c) unaudited financial statements as at and for the nine-month period ended September 30, 1998, and (d) unaudited income statement and balance sheet through the Closing Date. Each of the foregoing financial statements has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with the income tax method of accounting, consistently applied throughout the periods indicated, except as otherwise noted therein.

     3.5 Absence of Undisclosed Liabilities. As of the Closing, Seller shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities and obligations under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.8(b) hereof) and the Contracts Schedule and the Customer Contracts Schedule (as such terms are defined in Section 3. 10 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Schedule 1.1(a), and (c) liabilities and obligations which have arisen after the Effective Date in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

     3.6 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations, customer relations or business prospects of Seller.

     3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7 or as otherwise contemplated hereby, since the date of the Latest Balance Sheet, Seller has not:

         (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

         (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

         (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

         (d) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

         (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

         (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except, in each case, in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement; benefit plan or arrangement;

         (g) made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $1,000;

         (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

         (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

         (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

         (k) made, or agreed to make, any charitable contributions or pledges;

         (1) failed to replenish the Seller's supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

         (m) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

     3.8 Title and Condition of Properties.

         (a) The Seller owns no real estate.

         (b) The lease described on the "Leases Schedule" attached hereto as
Schedule 3.8(b) (the "Lease") is in full force and effect, and Seller (as indicated on such schedule) holds a valid and existing leasehold interest under such lease for the term set forth on the Leases Schedule. The lease described on the Leases Schedule constitutes the only lease under which Seller holds a leasehold interest in real estate. Seller has delivered to CBI complete and accurate copies of the lease described on the Leases Schedule, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to CBI. Seller is not in default under such lease, and no other party to such lease has the right to terminate, accelerate performance under or otherwise modify such lease, including upon the giving of notice or the passage of time. To the best of Seller's knowledge, no third party to such lease is in default under such lease.

         (c) The real estate demised by the lease described on the Leases Schedule constitutes all of the real estate presently owned, used or occupied by Seller in the conduct of the Business.

         (d) Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for leased equipment, for liens of current taxes not yet due and payable (which shall be prorated) and liens disclosed on the Latest Balance Sheet ("Permitted Encumbrances"), and all of such personal property is necessary or useful in the conduct of the Business as presently conducted by Seller. At the Closing, Seller shall sell, assign, transfer and convey to CBI by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

         (e) Seller's buildings, machinery, equipment and other tangible assets are in good condition and repair in all material respects (other than normal wear and tear), have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business as presently conducted.

         (f) Since the commencement of Seller's tenancy under the Lease Agreement, Seller has received no notice of any violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of the leased real property that is the subject of the Lease Agreement and Seller has not within three years prior to the date of this Agreement received any such notice with respect to owned or leased personal property included in the Purchased Assets, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations or any condemnation proceeding with respect to any properties owned, used or leased by Seller.

         (g) The Purchased Assets and the Excluded Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Purchasers as now being conducted. The Purchased Assets and the Excluded Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business). Except for the Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any person other than the Seller that are not included in the Purchased Assets. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

     3.9 Tax Matters.

         (a) Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. The amounts recorded as reserves for Taxes on a gross or net basis on Schedule 3.9 are sufficient in the aggregate for payment by Seller of all unpaid Taxes (including any interest or penalties thereon) for the period ended as of the Effective Date or for any year or period prior thereto. Except as provided for on Schedule 3.9, neither the IRS nor any state, local or foreign taxing authority has ever examined any income tax return of the Seller, whether singly or as a member of an affiliated group. The "Tax Matters Schedule" attached hereto as Schedule 3.9 sets forth the date or dates since the date of Seller's incorporation or organization through which any foreign, state, local or other taxing authority has examined or is in the process of examining any foreign, state, local or other returns of Seller. Except as set forth on the "Tax Matters Schedule", (i) neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of Seller, (ii) there are no disputes pending, or claims asserted, for Taxes upon Seller, (iii) Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency,
(iv) Seller has in effect no power of attorney or authorization to anyone to represent it with respect to any Taxes, and (v) no claim has ever been made by an authority in a jurisdiction where the Seller does not file Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where Seller was not the common parent of the group. Seller is not nor has it been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. Seller has no liability for Taxes as a transferee of, or successor to, any other person. Seller has not filed a consent under Section 341(f) of the Code. Seller and the Shareholders have provided to Purchaser or its representatives complete and correct copies of their respective federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1992. Except as disclosed in Schedule 3.9, there exists no proposed assessment against Seller or the Shareholders or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

         (b) All monies required to be withheld from employees, independent contractors, shareholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

         (c) Seller has not made any payments, is obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G. Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Seller has not acquired any United States real property interest, as defined in Code Section 897(c), from a foreign person without complying with the withholding requirements contained in Code Section 1445.

     3.10 Contracts and Commitments.

          (a) Except as set forth in Section 3.16 or in the "Contracts Schedule" attached hereto as Schedule 3.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.10(d), Seller is not a party to any:

              (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

              (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

              (iii) mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

              (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

              (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

              (vi)   license or royalty agreement related to the Business;

              (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

              (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

              (ix) contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

              (x) other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

              (xi) contract which prohibits it from freely engaging in business anywhere in the world;

              (xii) contract relating to the distribution of its products as it relates to the Business; or

              (xiii) other agreements related to the Business whether or not entered into in the ordinary course of business.

          (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) no contract or commitment related to the Business has been breached in any respect by the Seller or to Seller's knowledge no contract or commitment related to the Business has been breached in any respect by the other party thereto or canceled by the other party, (ii) since December 31, 1997, no supplier of the Business has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller,
(iii) Seller has in all material respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party; (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement related to the Business to which Seller is a party and which is related to the Business, except for any such event that would not have a Material Adverse Effect; and (v) Seller is not a party to any contract which is adverse to the Business's operations, financial condition, operating results or business prospects.

          (c) CBI has been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

          (d) Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of Seller's business relationship with any customer or group of customers related to the Business or (ii) changes or pending changes in any business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof. Each contract, agreement or lease with customers of Seller relating to the Business ("Customer Contracts") are in one of the forms attached to the "Customer Contract Schedule" attached hereto as Schedule 3.10(d), except for completion of blanks and have not been modified with respect to the limitations on liability or service charge increase provisions, whether in writing, orally, by course of dealings or otherwise, and Seller is not providing or obligated to provide goods or services to others except pursuant to a written contract in such form in each case. Except as indicated on the Customer Contract Schedule, (A) each of the Customer Contracts is, valid, enforceable and in full force and effect in accordance with the terms thereof, (B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to CBI without causing a default or giving rise to a right of termination thereunder and (E) to Seller's knowledge, each Customer Contract complies with all applicable laws, rules and regulations.

     3.11 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller which are related to the Business or used by Seller in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business as presently conducted by Seller. Seller has taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business as presently conducted by Seller. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to the best of Seller's knowledge, Seller's proprietary rights have not been infringed by any third parties.

     3.12 Litigation; Proceedings. Except as disclosed on Schedule 3.12, there are no actions, suits, proceedings, orders or investigations pending against or affecting Seller or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Seller has no knowledge of any such threatened actions and there is no basis known to Seller for any of the foregoing. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time.

     3.13 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

     3.14 Governmental Consent, etc.

          (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby, except as disclosed on the "Consents Schedule" attached hereto as
Schedule 3.14.

          (b) The Consents Schedule attached hereto as Schedule 3.14 sets forth all governmental approvals or consents required for the conduct of the Business as presently conducted. All such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

     3.15 Employees. To Seller's knowledge, no key employee, nor group of Seller's employees related to the Business, has any plans to terminate employment with Seller other than to become employed by CBI on the Effective Date. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Seller has no existing relationships with any union or employee representative or any labor relations problems, and to Seller's knowledge, there has been no union organization efforts with respect to the Business within the last five years. Except as to the services provided by Bruce pursuant to the Sales Office Agreement (as hereinafter defined), Seller has no reason to believe that the services of any of the present employees of Seller related to the Business will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

     3.16 Employee Benefit Plans.

          (a) The "Employee Benefits Schedule" attached hereto as Schedule 3.16, contains a list and a true and correct copy, including all amendments thereto, of any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller and/or any corporation, partnership or other trade or business which is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including Seller, under the provisions of Code Section 414(b),(c),(m) or (o) (each an "ERISA Affiliate") maintains, to which Seller or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of Seller or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of Seller or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). Except as set forth on the "Employee Benefits Schedule", neither the Seller nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions, which would cause an increase in liability of Seller or to Purchasers as a result of the transactions contemplated by this Agreement or any related action thereafter. Each of such plans that is an employee pension benefit plan it plan within the meaning of

Section 3(2) of ERISA that is intended to be a qualified plan under Section 401
(a) of the Code has been amended to comply in all material respects with current law as required and each such plan has obtained a favorable determination letter with respect to such amendment. Neither the Seller nor Shareholders are aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

          (b) Except as set forth in the "Employee Benefits Schedule", all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the Effective Date have been made or reserves adequate for such purposes have been set aside therefor as of the Effective Date. Neither Seller nor any ERISA Affiliate is in default in performing any of its material contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

          (c) There is no pending litigation or, to the best knowledge of Seller, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller or any ERISA Affiliate which allege violations of applicable state or federal law.

          (d) Each Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance in all material respects with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

          (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

          (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied in all material respects.

          (g) Neither Seller nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor is Seller aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code.

          (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of Seller or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or
Part 6 of Title I of ERISA.

          (i) Neither Seller nor any ERISA Affiliate is in possession of any facts which would indicate that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

          (j) The transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of Seller or any ERISA Affiliate.

     3.17 Insurance. The "Insurance Schedule" attached hereto as Schedule 3.17 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets. The Seller has delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and Seller is not and never has been in default with respect to its obligations under any of such insurance policies. During the three-year period ending on the date hereof, no Seller has ever been refused any insurance coverage for which it has applied or had any insurance policy canceled. The Seller shall provide tail coverage on its errors and omissions insurance policies for a period of three
(3) years from the date hereof to cover any claims following the Closing Date.

     3.18 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.18, no officer, director, shareholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction or has any interest in any property that in each case, is included in the Purchased Assets.

     3.19 Compliance with Laws, Permits, Certain Operations.

          (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets or to which Seller may otherwise be subject, and, to Seller's knowledge, no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.19(a). In particular, but without limiting the generality of the foregoing, Seller has complied in all material respects with, and has not received a notice or charge asserting any violation of, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

          (b) Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.12(b). Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in violation of any such license, permit, certificate or authorization.

     3.20 Environmental Health and Safety.

          (a) Seller has complied in all material respects with, and is currently in compliance with all Environmental, Health and Safety Laws, and, to Seller's knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against it alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. No condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws, except for violations or liens that would not have a Material Adverse Effect. Without limiting the generality of the preceding sentences, Seller has obtained and been in compliance in all material respects, and is currently in compliance in all material respects, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. For purposes hereof, "Extremely Hazardous Substance" means such term as set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended. For purposes hereof, "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health, and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Seller to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health or Safety Laws.

          (b) To Seller's knowledge, all properties and equipment used in the Business of the Seller have been free of asbestos, PCB's, methylene chloride, trichlorethylene, 1, 2 - transdichloroethylene, dioxins, dibenzofurans and other hazardous substances.

     3.21 Product and Warrants Claims, Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.2 1, Seller has no knowledge of and has not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use of, or related to, the products designed, sold, implemented, monitored or serviced by or on behalf of Seller related to the Business, which has resulted in any claim or notice that any such products do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products. To Seller's knowledge, Seller is covered against all damages, liability and expenses for any claims based upon products designed, sold, implemented, monitored or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which Seller has established good and sufficient reserves therefor on their books and records and except where such claims would not have a Material Adverse Effect.

     3.22 Disclosure. No representation or warranty of Seller or the Shareholders contained in this Agreement or any of the schedules, attachments or exhibits hereto furnished by Seller contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchaser of which the Seller or any officer, director or key employee of Seller is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or the Purchased Assets.

     3.23 Closing Date. All of the representations and warranties of Seller and the Shareholders in this Article 3 and elsewhere in this Agreement and all information delivered by Seller in any schedule, attachment or exhibit hereto or in any certificate delivered by Seller to Purchaser are true and correct in all respects on the date of this Agreement and shall be true and correct in all respects on the Closing Date.

     3.24 Name Change. Seller agrees to change its name from "Wiedemann & Johnson Company" to a different corporate name within sixty (60) days of the Closing Date which is not similar to, or could not be confused with, the name "Wiedemann & Johnson Company."

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Purchasers hereby represent and warrant, jointly and severally, to Seller as of the date hereof and as of the Closing Date that:

     4.1 Corporate Organization and Power. Each of CBI and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and any state in which it conducts business, except where the failure to do so would not have a Material Adverse Effect on either CBI or Holdings. For purposes of this Agreement, "Material Adverse Effect", as it relates to Purchasers, means any material adverse effect on (a) the financial condition, credit, business, prospects, properties or operations of the Purchasers or (b) the ability of the Purchasers to perform their obligations under this Agreement. Each of CBI and Holdings has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate its properties and to carry on its business as now conducted as they relate to the business of Purchasers. The copies of the certificate of incorporation and by-laws of each Purchaser which have been previously furnished to Seller reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

     4.2 Authorization. The execution, delivery and performance by each Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of either Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by each Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of each Purchaser enforceable against such Purchaser in accordance with their respective terms.

     4.3 No Violation. Neither Purchaser is subject to or obligated under its respective articles of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

     4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of each Purchaser's knowledge, threatened against or affecting such Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect such Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

     4.5 Closing Date. All of the representations and warranties of each Purchaser contained in this Article 4 and elsewhere in this Agreement and all information delivered by Purchasers in any schedule, attachment or exhibit hereto or in any certificate delivered by Purchasers to Seller is true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date.

     4.6 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchasers.

     4.7 Capitalization. The authorized capital stock of Holdings consists of 20,000,000 shares of common stock. As of the date hereof, not including the Common Stock Consideration, there were 8,059,677 shares of common stock of Holdings issued and outstanding. The shares of Common Stock Consideration are duly authorized, have been validly issued, are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights. Upon consummation of the transactions contemplated hereby, the recipients of the Common Stock Consideration will acquire title to the Common Stock Consideration, free and clear of all liens, pledges and encumbrances.

     4.8 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Holdings or CBI, or the consummation by Holdings or CBI of any of the transactions contemplated hereby.

     4.9 Disclosure. No representation or warranty of Holdings or CBI contained in this Agreement (including the schedules or attachments furnished by Holdings or CBI) contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Seller of which Holdings or CBI or any officer, director or key employee of Holdings or CBI is aware and which materially adversely affects, or could reasonably be anticipated to materially adverse affect, Holdings or CBI.

                                   ARTICLE 5

                 CONDITIONS TO PURCHASERS' OBLIGATION TO CLOSE

     5.1 Conditions to Purchasers' Obligation. The obligation of Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties set forth in Article 3 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement;

         (b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) there shall have been no material adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, and there shall have been no material casualty loss or damage to the Purchased Assets, taken as a whole, whether or not covered by insurance;

         (d) all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchasers as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Purchasers in their sole discretion;

         (e) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchasers, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

         (f) Purchasers shall have received from Seller's counsel, Liddell, Sapp, Zivley, Hill & LaBoon, LLP, an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to Purchasers and dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

         (g) not less than twenty (20) business days prior to the Closing Date, Purchasers shall have obtained UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets, other than the Permitted Encumbrances. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances, Seller shall have caused the same to be removed;

         (h) all proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Purchasers shall be reasonably satisfactory in form and substance to Purchasers and its counsel;

         (i) each Purchaser's Board of Directors shall have approved the transaction contemplated hereby;

         (j) CBI and Bruce shall each have entered into that certain Non-Compete Agreement in the form set forth in Exhibit C hereto (the "Non-Compete Agreement");

         (k) CBI and Bruce shall have entered into that certain Sales Office Agreement in a form acceptable to Bruce and the Purchaser (the "Sales Office Agreement"); and

         (1) the Shareholders shall have entered into that certain Investment Letter pursuant to which it shall make customary investment representations to Holdings in the form set forth in Exhibit D (the "Investment Letter").

Any conditions specified in this Section 5.1 may be waived by Purchasers; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchasers, except as otherwise provided in Section 9.3.

                                   ARTICLE 6

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     6.1 Conditions to the Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

         (b) each Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) Seller shall have received from Purchasers' counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

         (d) all proceedings to be taken by Purchasers in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel; and

         (e) Purchaser and Bruce shall each have entered into the Sales Office Agreement.

Any condition specified in this Section 6.1 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller, except as otherwise provided in Section 9.3.

                                   ARTICLE 7

                              CLOSING TRANSACTIONS

     7.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, LLP at 10:00 a.m. local time on November 16, 1998, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

     7.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 7.3.

     7.3 Closing Documents.

         (a) Seller shall deliver or cause to be delivered to Purchasers at the Closing the following documents, duly executed by Seller where necessary to make them effective:

             (i) an officer's certificate in the form set forth in Exhibit F attached hereto, stating that the preconditions specified in Section 5.1(a) through (n) have been satisfied;

             (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

             (iii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchasers good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

             (iv) such estoppel certificates and assignment of Leases as Purchasers may reasonably request;

             (v) certified copies of the resolutions duly adopted by the Board of Directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

             (vi) all of Seller's contracts and commitments, files, books, records and other data relating to the Business and the Purchased Assets;

             (vii) copies of good standing certificates in all jurisdictions where the Seller is qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Seller to be so qualified;

             (viii) a certificate of the Secretary of Seller, certifying as to the correctness and completeness of the Articles of Incorporation and Bylaws of Seller, as appropriate, and all amendments thereto;

             (ix) that certain Assignment of Lease regarding the Lease Agreement between the Seller and the landlord (the "Lease Assignment");

             (x)    the Non-Compete Agreement;

             (xi)   the Sales Office Agreement;

             (xii)  the Investment Letter;

             (xiii) an income statement for the period from January 1, 1998 through the Closing Date; and

             (xiv) such other documents or instruments as Purchasers may reasonably request to effect the transactions contemplated hereby.

         All of the foregoing documents in this Section 7.3 (a) shall be reasonably satisfactory in form and substance to Purchasers and shall be dated as of the Closing Date.

         (b) Purchasers shall deliver or cause to be delivered to Seller and the Shareholders at the Closing the following items, duly executed by Purchasers where necessary to make them effective:

             (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

             (ii)   the Common Stock Consideration to the Shareholders;

             (iii) an officer's certificate in the form set forth as Exhibit G attached hereto, stating that the preconditions specified in Section 6.1
     (a) through (e) hereof have been satisfied;

             (iv) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

             (v)    the Lease Assignment;

             (vi)   the Non-Compete Agreement;

             (vii)  the Sales Office Agreement; and

             (viii) evidence satisfactory to Seller of approval of the listing of the Common Stock by the NASDAQ National Market and consent of underwriters of Holdings; and

             (ix) such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

         All of the foregoing documents in this Section 7.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

     7.4 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchasers of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchasers shall assume no obligations or liabilities thereunder. Seller shall advise Purchasers promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchasers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchasers in any reasonable arrangement designed by Purchasers to provide Purchasers with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchasers of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchasers, Seller shall act as an agent on behalf of Purchasers or as Purchasers shall otherwise reasonably require, in each case at Seller's cost. Seller agrees to continue its existence for at least three (3) years from the Closing Date.

                                   ARTICLE 8

                                INDEMNIFICATION

     8.1 Indemnification by Seller and Shareholders. Seller and Shareholders, jointly and severally, agree to and shall indemnify in full Purchasers and their officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of Seller or the Shareholders contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), (b) any breach of, or failure to perform, any agreement or covenant of Seller or the Shareholders contained in this Agreement or any of the Related Documents, or (c) any matters disclosed on any schedule hereto (collectively, "Purchaser Losses").

     8.2 Indemnification by Purchasers. Purchasers, jointly and severally, agree to indemnify in full Seller and its officers, directors, employees, agents, shareholders and partners (collectively, the "Seller Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchasers contained in this Agreement or in any of the Related Documents or (ii) any breach of, or failure to perform, any agreement or covenant of Purchasers contained in this Agreement or any of the Related Documents (collectively, "Seller Losses") (Purchaser Losses and Seller Losses shall collectively be referred to as the "Losses").

     8.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Dallas, Texas by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

     8.4 Survival; Limitations on Liability.

         (a) Subject to the provisions of Section 8.4(b) and Section 10.1 hereof, the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing.

         (b) The liabilities and obligations of the parties (and the Indemnifying Parties) under this Agreement shall be subject to the limitation that no Indemnifying Parties shall be responsible for any Losses until the cumulative aggregate amount thereof shall exceed Ten Thousand Dollars ($10,000.
00) (the "Minimum Amount") in which case such Indemnifying Parties shall then be liable for all Losses; provided, however, that any provision of this Agreement to the contrary notwithstanding, the dollar limitations set forth in this
Section 8.4 shall not apply to any Claim relating to breach of Seller's obligations with respect to Taxes or any claim related to a breach of a representation or warranty where Seller or Purchaser had knowledge of such breach at Closing. Notwithstanding the foregoing, the maximum amount required to be paid by Seller and the Shareholders in the aggregate for Losses under this Agreement shall not exceed $6,000,000.

                                   ARTICLE 9

                                  TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

         (a) by mutual written consent of Purchasers and Seller;

         (b) by either Purchasers or Seller if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

         (c) by either Purchasers or Seller if the transactions contemplated hereby have not been consummated by November 30, 1998; provided, that neither Purchasers nor Seller shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Purchasers, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 10.7.

     9.3 Effect of Closing. Seller and Purchasers shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article 5 or 6 unless such waiver is made in writing.

                                   ARTICLE 10

                             ADDITIONAL AGREEMENTS

     10.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchasers or Seller in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two (2) years following the Effective Date and shall not be affected by any examination made for or on behalf of Purchasers or Seller, the knowledge of any of Purchasers' or Seller's officers, directors, shareholders, employees or agents, or the acceptance by Purchasers or any Seller of any certificate or opinion; provided, however, that the representations, warranties, covenants and agreements made with respect to Sections 3.8, 3.9 and 3.16 hereof shall survive until the applicable statute of limitations has expired.

     10.2 Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchasers on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

     10.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchasers and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

     10.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement. Seller shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Seller by this Agreement.

     10.5 Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchasers may reasonably request to effect, consummate, confirm or evidence the transfer to Purchasers of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchasers (or their designees) in preserving or perfecting its rights in the Purchased Assets.

     10.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchasers after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

     10.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it reasonably designated by Seller as confidential, and Purchasers shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information and materials regarding Purchasers and their affiliates, reasonably designated as confidential by Purchasers. If the transactions contemplated by this Agreement are consummated, Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchasers all such materials in their possession.

     10.8 Non-Compete; Non-Solicitation.

          (a) Although it is understood among the parties that Seller desires to no longer engage in business operations similar to that of the Business, as an additional inducement to Purchasers to enter into and to perform their obligations under this Agreement, Seller and each officer and director of the Seller agree that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), Seller shall not in the United States or in any foreign country in which Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of selling and distributing products similar to those of the Business.

          (b) Seller agrees that for a period of five (5) years after the Closing, it shall not directly or indirectly offer employment to or hire any current or future employee or sales agent of Seller without the prior written consent of CBI.

          (c) If, at the time of enforcement of this Section 10.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

          (d) Seller recognizes and affirms that in the event of breach by it of any of the provisions of this Section 10.8 money damages would be inadequate and neither Purchasers nor Seller would have any adequate remedy at law. Accordingly, Seller and Purchasers agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 10.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 10.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 10.8 plus
(ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Seller of any of the provisions of this
Section 10.8, the running of the Non-Competition Period, but not of Seller's obligations under this Section 10.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

     10.9 Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Seller or the officers and directors of Seller, at any time after the Closing Date shall be immediately turned over to Purchasers by such parties. Seller shall cooperate with Purchasers, and take such actions as Purchasers reasonably request, to assure that customers of the Business send their remittances directly to Purchasers, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchasers.

     10.10 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchasers agree to use their respective best efforts to take, or to cause to he taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

     10.11 Employees and Agents of Seller. Purchasers are under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, CBI may, but shall not be required to, offer employment to such persons currently employed by Seller as CBI in its sole discretion shall determine. CBI shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom it chooses to make an offer of employment to be employed by CBI. Further, it is expressly agreed that neither Purchaser is bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for any of Seller's employees. All such offers of employment shall be on the terms and conditions established by CBI and shall be contingent upon employment commencing with CBI only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with CBI from accepting such employment or agency relationship with CBI.

     10.12 Certain Understandings. Holdings and CBI have received from Seller certain projections and forecasts relating to Seller. Holdings and CBI acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Holdings and CBI are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections and forecasts so furnished to them and (iii) neither Holdings nor CBI shall have any claim against Seller or its agents with respect to such projections and forecasts. Accordingly, Seller makes no representations or warranty with respect to such projections or forecasts.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller and Shareholders only if such amendment or waiver is set forth in a writing executed by Seller and Shareholders and that any such amendment or waiver shall be binding upon Purchasers only if such amendment or waiver is set forth in a writing executed by Purchasers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     11.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchasers shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

     Notices to Seller

               Wiedemann & Johnson Company
               1505 LBJ Freeway # 165
               Dallas, Texas 75234-6069
               Attention: Bruce E. Hlavacek
               Phone: (972) 243-0505
               Fax:   (972) 243-0507

     with a copy to:

               Liddell, Sapp, Zivley, Hill & LaBoon, LLP
               2001 Ross Avenue
               Suite 3000
               Dallas, Texas 75201-8001
               Attention: R. Brent Clifton
               Phone: (214) 849-5555
               Fax:   (214) 849-5599

     Notices to Purchasers

               Clark/Bardes, Inc.
               2121 San Jacinto Street,
               Suite 2200
               Dallas, Texas 75201
               Attention: Mel G. Todd, President
               Phone: (214) 871-8717
               Fax:   (214) 871-7690

     with a copy to:

               Vedder, Price, Kaufman & Kammholz
               222 North LaSalle Street
               Chicago, Illinois 60601
               Attention: Stanley B. Block, Esq.
                          Lane R. Moyer, Esq.
               Phone: (312) 609-7500
               Fax:   (312) 609-5005

     11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller and Shareholders shall be assignable by Seller and Shareholders without the prior written consent of Purchasers. Either Purchaser may assign its interest under this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future; provided each Purchaser unconditionally guarantees to Seller and the Shareholders at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.

     11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     11.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and the indemnified parties under Sections 8.1 and 8.2 hereof and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties except the indemnified parties under Sections 8.1 and 8.2 hereof, any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever, except the indemnified parties under Sections 8.1 and 8.2 hereof.

     11.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

     11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

     11.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     11. 10 Governing Law. The internal law, not the law of conflicts, of the State of Texas shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

     11.11 Remedies Cumulative. Except as set forth in Section 8.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        CLARK/BARDES, INC.

                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------


                                        CLARK/BARDES HOLDINGS, INC.

                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------


                                        WIEDEMANN & JOHNSON COMPANY

                                        By:
                                            ------------------------------------
                                        Its:
                                            ------------------------------------


                                        ----------------------------------------
                                        Bruce Hlavacek


                                        ----------------------------------------
                                        Jennie Hlavacek